Exhibit 99.1

CareDx Announces Agreement to Purchase 78 Percent of the Outstanding Shares of Allenex AB

and Plans to Launch Tender for Remaining Shares in First Quarter 2016

Combination Creates an International Transplantation Diagnostics Company with Expanded

Distribution and Growth Potential

BRISBANE, CA, December 16, 2015: CareDx, Inc. (Nasdaq: CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic surveillance solutions for transplant patients, today announced an agreement to acquire approximately 78% of the outstanding shares of Allenex AB (Stockholm: ALNX, S+) from its three principal shareholders, and plans to launch a tender offer for the remaining 22% of the shares of Allenex in the first quarter of 2016. The Allenex Board of Directors has unanimously recommended that Allenex shareholders accept the tender offer. Completion of the tender offer is expected by the end of March 2016. The total purchase price of Allenex will be approximately $35 million consisting of a combination of cash and stock in CareDx.

Allenex is a transplant diagnostics company based in Stockholm, Sweden that develops, manufactures, markets and sells products that match donor organs with potential recipients prior to transplantation.

The combination of CareDx and Allenex will create an international transplantation diagnostics company with product offerings along the pre-/post-transplant continuum. The Olerup SSP line, which addresses Human Leukocyte Antigen, or HLA, testing, and AlloMap are foundational diagnostics which are well recognized by the transplant community. The combined company will have a presence and direct distribution channels in the US and Europe.

The terms of the tender offer include an all cash alternative or a mixed consideration alternative consisting of cash and stock. If the offer is accepted in its entirety under the mixed consideration alternative, 1,560,807 shares of common stock will be issued by CareDx in the transaction, which will represent approximately 11.6% of the outstanding shares of CareDx after completion of the acquisition. The three principal shareholders of Allenex have agreed to the mixed consideration alternative, and a portion of their cash payments will be subject to certain commercial and financial milestones in the fourth quarter of 2015 and over the course of 2016.

CareDx has secured a loan commitment from Oberland Capital SA Davos LLC (“Oberland Capital”) pursuant to which Oberland Capital will lend up to $50 million. $16 million of the loan will be used to pay down CareDx’s existing loan with East West Bank. An additional $16.5 million will be used to fund a portion of the acquisition. CareDx will finance the remainder of the acquisition through its existing cash resources. Drawdowns under the loan commitment are subject to certain conditions being satisfied or waived by Oberland Capital.

The leadership of both organizations offered the following comments:

“Allenex is an ideal strategic fit for CareDx. Both organizations have well-established products, strong relationships with transplant centers in key regions and a long tenure in transplant care,” said Peter Maag, PhD Chief Executive Officer and President of CareDx. “Through this acquisition, we are executing on our growth strategy. The combined company will offer the opportunity for new product development and growth in a complex and costly area of healthcare. We are excited by the prospect of leveraging our shared cultures of patient centricity and continued innovation. The combined company will have outstanding talent with deep expertise in transplantation”, Mr. Maag concluded.

“Allenex is a leader in HLA testing led by our flagship Olerup test to match transplant recipients with donor organs. I am thrilled by the opportunity to combine Allenex with CareDx”, said Anders Karlsson, CEO of Allenex. “The focus of CareDx on improving the lives of transplant recipients through non-invasive surveillance testing like AlloMap compliments well with our products. Our combination will offer patients and clinicians a broader range of transplant diagnostic offerings, which should strengthen the ability to provide long term and truly personalized patient care.”

Further details of the offer can be found here: http://news.cision.com/caredx--inc-/r/caredx-announces-a-recommended-public-offer-to-all-shareholders-in-allenex,c9885632

Conference Call

CareDx will host a conference call to discuss the Offer on 16 December 2015 at 5:00 a.m. Pacific Standard Time (14:00 Central European Time). Interested parties may join the conference call by dialing +1 855-420-0616 (within the U.S.) or +1 678-304-6848 (outside of the U.S.). The participant passcode is 6934784. The Audio Webcast will also be available on the investor relations section of the CareDx website at: www.caredx.com.

A replay of the call will be available beginning 16 December 2015 at 7:00 a.m. Pacific Standard Time (16:00 Central European Time). To access the replay, dial +1 855-859-2056 or +1 404-537-3406 and reference Conference ID: 6934784.

About Allenex AB

Allenex AB, headquartered in Stockholm, is a life sciences company that develops, manufactures, markets and sells high quality products that increase the chance of successful transplants by facilitating a better match between the donor and the recipient of stem cells and organs. Allenex AB currently markets two key products; Olerup SSP, a set of HLA typing used prior to hematopoietic stem cell/bone marrow transplantation and organ transplantation, and XM-ONE®, the first standardized test that quickly identifies the patient’s antigens against HLA Class I, Class II or antibodies against the donor’s endothelium.

About CareDx

CareDx, Inc., based in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value, diagnostic surveillance solutions for transplant patients. The Company has commercialized AlloMap®, a gene expression test that aids clinicians in identifying heart transplant recipients with stable graft function who have a low probability of moderate/severe acute cellular rejection. CareDx is also pursuing the development of additional products for post-transplant monitoring. For more information, please visit: www.CareDx.com.

About Oberland Capital

Oberland Capital is an investment firm focused on the healthcare industry specializing in flexible, non-dilutive investment structures customized to meet the specific capital requirements and strategic objectives of transaction partners globally. The firm offers a broad suite of financing solutions including the monetization of royalty streams, acquisition of future product revenues, creation of project-based financing structures, and investment in debt and equity securities. For more information, please visit www.oberlandcapital.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to statements regarding the Company’s expectations regarding future potential, development and commercial activities. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward looking statements, including CareDx’s limited operating history and experience with developing new markets; that closing conditions may not be satisfied and the transaction may not be completed; that the business acquired in the acquisition will not be integrated successfully; that the benefits of complementary product portfolios may not be realized; that products launched by the combined company will not be successfully commercialized or commercialization efforts may be slower than anticipated; that the combined company is not able to maintain current revenue levels; risk relating to new partnerships and commercialization of those relationships, as well as other risks stated in CareDx’s filings with the SEC located at www.sec.gov. CareDx disclaims any obligation to publicly update or revise any forward looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media Contact	Investor Contact
Molly Martell, CareDx, Inc.	Leigh J. Salvo, Westwicke Partners, LLC
T: +1 415-287-2397	T: +1 415-513-1281
E: mmartell@caredx.com	E: leigh.salvo@westwicke.com